EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-124493, 333-117316, 333-109189, 333-99399, 333-82592, 333-45643, 333-86697, 333-86719 and 333-20387 on Forms S-8 of our reports dated April 17, 2006, relating to the financial statements of Metro One Telecommunications, Inc. (the “Company”), appearing in this Annual Report on Form 10-K of Metro One Telecommunications, Inc. for the year ended December 31, 2005 (which report includes an explanatory paragraph because of the Company’s recurring losses from operations and loss of significant customers which raise substantial doubt about its ability to continue as a going concern).

Portland, Oregon
April 17, 2006